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                                                                  Exhibit 99 (a)


                       {Letterhead of AMETEK appears here}

Contact:   William J. Burke (610) 889-5249

                       AMETEK COMPLETES NEW BANK FINANCING

Paoli, Pa., September 17, 2001--AMETEK Inc. (NYSE: AME) today announced the completion of a new $300 million, five-year Revolving Credit Facility to support the Company's growth initiatives. The new financing replaces a $195 million facility set to expire in 2002.

Commenting on the new financing, John Molinelli, Executive Vice President and Chief Financial Officer, said, "We are pleased to announce this new revolving credit agreement. The facility will provide AMETEK with the necessary financial flexibility to support the Company's growth plans, including our successful acquisition strategy."

Mr. Molinelli continued, "The facility was extremely well received. We were significantly oversubscribed, and increased the size of the facility to $300 million from the originally planned $250 million."

JPMorganChase served as Lead Arranger and Book Manager for the twelve-bank syndicate. First Union National Bank and PNC Bank served as Syndication Agents and Deutsche Bank was the Documentation Agent.


CORPORATE PROFILE
AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRONIC INSTRUMENTS AND ELECTRIC MOTORS WITH 2000 SALES OF MORE THAN $1 BILLION. AMETEK'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES: STRATEGIC ACQUISITIONS & ALLIANCES, GLOBAL & MARKET EXPANSION, NEW PRODUCTS, AND OPERATIONAL EXCELLENCE. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE OVER THE BUSINESS CYCLE AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S&P MIDCAP 400 INDEX AND THE RUSSELL 2000 INDEX.